Exhibit 99.1
FOR IMMEDIATE RELEASE
Stoneridge Announces Appointment of New Independent Director

NOVI, Mich., February 26, 2026 — Stoneridge, Inc. (NYSE: SRI) today announced that it will appoint Aron R. English as a member of its Board of Directors, effective March 16, 2026, pursuant to a cooperation agreement entered into with 22NW, LP. Mr. English will also be nominated for election at the Company’s 2026 Annual Shareholders Meeting expected to be held in May.
Mr. English is the founder and has served as the portfolio manager of 22NW, LP, a Seattle-based value fund specializing in small and microcap investments with a multi-year investment horizon, since 2014. Prior to that, Mr. English has held a range of roles within investment and wealth management firms since 2006. Mr. English is a CFA charterholder and has served on the board of directors of Anebulo Pharmaceuticals, Inc., a clinical-stage biopharmaceutical company developing novel solutions for people suffering from acute cannabinoid intoxication and substance addiction, since 2020. Mr. English served on the board of directors of DIRTT Environmental Solutions Ltd., a technology-driven interior construction company, from April 2022 until July 2025.
Bill Lasky, chairman of the Stoneridge Board of Directors, commented, “We welcome Aron and his more than 20 years of experience as a highly regarded investment professional and public company board member to the Stoneridge Board of Directors. Aron brings extensive capital markets experience to the board, and we are pleased to gain his insights and perspectives as we continue to focus on driving long-term shareholder value.”
Mr. English commented, “I am honored to join the Stoneridge Board of Directors and add value to its efforts, especially at this important juncture in the Company’s long-term strategy. I believe the Company is well-positioned to capitalize on meaningful growth opportunities and deliver sustained shareholder returns. I look forward to working with my fellow board members to enhance value for all shareholders.”
About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Novi, Michigan, is a global supplier of safe and efficient electronic systems and technologies. Our systems and products power vehicle intelligence, while enabling safety and security for on- and off-highway transportation sectors around the world. Additional information about Stoneridge can be found at www.stoneridge.com.
About 22NW, LP
22NW, LP is a Seattle-based investment firm that specializes in microcap investments that have a multiyear investment horizon.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the board appointment and its expected effects on our operations and strategy. These statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors are discussed in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10‑K and Quarterly Reports on Form 10‑Q. These statements speak only as of the date of this press release, and the Company undertakes no obligation to update forward‑looking statements, except as required by law.

For more information, contact Kelly K. Harvey, Director Investor Relations (Kelly.Harvey@Stoneridge.com).